EXHIBIT 99.1

OBA Financial Services, Inc.

FOR IMMEDIATE RELEASE	News Release

OBA Financial Services, Inc. Announces 3rd Quarter Results

GERMANTOWN, MARYLAND: April 24, 2012 – OBA Financial Services, Inc., (NASDAQ – OBAF) (“Company”), the parent company of OBA Bank (“Bank”), announces net income of $190 thousand, or $0.05 basic and diluted earnings per share, for the nine months ended March 31, 2012 as compared to net income of $734 thousand, or $0.17 basic and diluted earnings per share, for the comparable period in the prior year.

The Company also announces net income for its fiscal third quarter ended March 31, 2012 of $20 thousand, or $0.01 basic and diluted earnings per share, as compared to net income of $199 thousand, or $0.05 basic and diluted earnings per share, for the fiscal quarter ended March 31, 2011 and net income of $82 thousand, or $0.02 basic and diluted earnings per share, for the fiscal quarter ended December 31, 2011.

The Company’s quarterly net income was primarily impacted by an increase in non-interest expense of $114 thousand for the quarter ended March 31, 2012 as compared to the quarter ended March 31, 2011.  The Company’s net income for the nine months ended March 31, 2012 was primarily impacted by an increase in non-interest expense of $502 thousand as compared to the nine months ended March 31, 2011.  The increase in non-interest expense primarily reflects an increase in salaries and employee benefits as a result of  additions to staff and the implementation of, and grants under, the Company’s equity incentive plan as previously disclosed in its 8-K filed on May 17, 2011.

Income Statement

The Company’s net interest income for the quarter ended March 31, 2012 increased slightly to $3.1 million as compared to the quarter ended December 31, 2011.  The Company continued to pay down higher cost borrowings and decreased deposit rates while maintaining its competitive position within the local market.

The Company’s net interest income for the quarter ended March 31, 2012 remained essentially unchanged at $3.1 million as compared to the quarter ended March 31, 2011. The Company’s net interest income for the nine months ended March 31, 2012 remained essentially unchanged at $9.2 million as compared to the nine months ended March 31, 2011.

Balance Sheet

Total assets increased to $391.8 million at March 31, 2012 from $386.4 million at June 30, 2011.

Total loans increased to $284.9 million at March 31, 2012 from $281.9 million at June 30, 2011.

Total deposits increased to $258.0 million at March 31, 2012 from $257.0 million at June 30, 2011 while the Bank continued to pay down brokered deposits.

Equity and Capital

Stockholders’ equity decreased to $75.8 million at March 31, 2012 as compared to $80.9 million at June 30, 2011 primarily as a result of the Company’s initial share repurchase program.  The Company’s initial share repurchase program is effectively complete as of March 31, 2012, having repurchased 452,200 shares of its common stock of the 462,875 shares approved in that initial program. The Company’s Board of Directors adopted a second stock repurchase program, previously disclosed in the Company’s 8-K filed on March 21, 2012, to begin at the conclusion of the initial program. The Company and Bank remain well-capitalized with ratios well in excess of regulatory minimums.

Asset Quality

Total non-performing assets as a percentage of total assets decreased to 1.58% at March 31, 2012 as compared to 1.74% at December 31, 2011.  Total non-performing loans as a percentage of total loans decreased to 2.15% at March 31, 2012 as compared to 2.34% at December 31, 2011.  Total non-performing assets as a percentage of total assets increased to 1.58% at March 31, 2012 from 1.40% at June 30, 2011 and 0.16% at March 31, 2011.  Total non-performing loans as a percentage of total loans increased to 2.15% at March 31, 2012 from 1.88% at June 30, 2011 and 0.16% at March 31, 2011.  The increases were primarily made up of two loan relationships with not-for-profit entities that have collateral values well in excess of the loan values.  Based on the value of the collateral, no specific allowances are required for these loans.

The allowance for loan losses as a percentage of total loans increased to 0.94% at March 31, 2012 from 0.80% at June 30, 2011, and increased from 0.93% and 0.77% at December 31, 2011 and March 31, 2011, respectively.

About OBA Financial Services, Inc. and OBA Bank

OBA Financial Services, Inc. is the holding company for OBA Bank.  OBA Bank, founded in 1861, is a community-oriented bank which provides a variety of financial services to individuals and small businesses through its offices in Montgomery, Anne Arundel, and Howard Counties of Maryland.  The Bank’s primary deposits are demand, money market, and time certificate accounts and its primary lending products are residential and commercial mortgage loans.  Visit www.obabank.com to locate an ATM or branch near you or for more information about OBA Bank.

For additional information or questions, please contact:

Charles E. Weller, President & Chief Executive Officer, or
David A. Miller, S.V.P. & Chief Financial Officer

OBA Financial Services, Inc.
20300 Seneca Meadow Parkway
Germantown, MD 20876
301-916-6400
Email:	cweller@obabank.com
damiller@obabank.com
Web Site: www.obabank.com

Forward-Looking Statements

When used in this Press Release, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are subject to certain risks and uncertainties including, but not limited to, changes in economic conditions in OBA Bank’s market area, changes in policies by regulatory agencies, changes in the Bank’s regulator, fluctuations in interest rates, demand for loans in OBA Bank’s market area, competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected, and other risks described in the Company’s filings with the Securities and Exchange Commission.  The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.  The Company advises readers that the factors listed above could affect the Company’s financial performance and could cause The Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revision which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

OBA Financial Services, Inc.
FINANCIAL SUMMARY
(dollars in thousands, except per share data)	Three Months Ended			Three Months Ended
	March 31,			December 31,
	2012	2011	% Change	2011	% Change
RESULTS OF OPERATIONS:
Net interest income	$3,136	$3,108	0.9%	$3,042	3.1
Provision for loan losses	270	189	42.9	229	17.9
Non-interest income	168	190	(11.6)	172	(2.3)
Non-interest expense	2,938	2,824	4.0	2,854	2.9
Income before taxes	96	285	(66.3)	131	(26.7)
Income tax	76	86	(11.6)	49	55.1
Net Income	20	199	(89.9)	82	(75.6)

SHARE DATA:
Basic earnings per share	$0.01	$0.05	(80.0)%	$0.02	(50.0)
Diluted earnings per share	0.01	0.05	(80.0)	0.02	(50.0)
Book value per common share	18.15	17.47	3.9	18.03	0.7
Tangible book value per common share	18.15	17.47	3.9	18.03	0.7
Weighted average shares - basic	3,864,229	4,277,016	(9.7)	3,924,869	(1.5)
Weighted average shares - diluted	3,884,532	4,277,016	(9.2)	3,933,087	(1.2)
Common shares outstanding	4,176,550	4,628,750	(9.8)	4,210,850	(0.8)

SELECTED RATIOS:
Return on average assets	0.02%	0.23%		0.08%
Return on average equity	0.11	1.00		0.42
Net interest margin	3.63	3.92		3.59
Leverage ratio	19.22	22.63		19.76
Tier I risk-based capital ratio	29.78	32.72		29.85
Total risk-based capital ratio	30.83	33.61		30.88
Allowance for loan losses to total loans	0.94	0.77		0.93
Non-performing loans to total loans	2.15	0.16		2.34
Non-performing assets to total assets	1.58	0.16		1.74

END OF PERIOD BALANCES:
Investment securities	$40,232	$25,570	57.3%	$43,348	(7.2)
Total loans	284,877	284,254	0.2	281,560	1.2
Earning assets	350,589	322,903	8.6	347,526	0.9
Assets	391,812	355,971	10.1	382,017	2.6
Deposits	257,960	215,689	19.6	251,873	2.4
Borrowings	55,304	56,829	(2.7)	52,250	5.8
Stockholders' equity	75,824	80,869	(6.2)	75,927	(0.1)

AVERAGE BALANCES:
Investment securities	$40,906	$25,738	58.9%	$36,692	11.5
Total loans	282,779	282,954	(0.1)	279,095	1.3
Earning assets	347,474	321,312	8.1	336,618	3.2
Assets	385,748	351,033	9.9	383,968	0.5
Deposits	254,160	216,495	17.4	259,022	(1.9)
Borrowings	53,901	52,877	1.9	46,607	15.7
Stockholders' equity	76,157	81,007	(6.0)	76,806	(0.8)

OBA Financial Services, Inc.
FINANCIAL SUMMARY
(dollars in thousands, except per share data)	Nine Months Ended
	March 31,
	2012	2011	% Change
RESULTS OF OPERATIONS:
Net interest income	$9,152	$9,150	-%
Provision for loan losses	646	592	9.1
Non-interest income	551	751	(26.6)
Non-interest expense	8,728	8,226	6.1
Income before taxes	329	1,083	(69.6)
Income tax	139	349	(60.2)
Net Income	190	734	(74.1)

SHARE DATA:
Basic earnings per share	$0.05	$0.17	(70.6)%
Diluted earnings per share	0.05	0.17	(70.6)
Book value per common share	18.15	17.47	3.9
Tangible book value per common share	18.15	17.47	3.9
Weighted average shares - basic	3,994,788	4,272,353	(6.5)
Weighted average shares - diluted	4,005,445	4,272,353	(6.2)
Common shares outstanding	4,176,550	4,628,750	(9.8)

SELECTED RATIOS:
Return on average assets	0.07%	0.27%
Return on average equity	0.33	1.21
Net interest margin	3.58	3.71
Leverage ratio	19.22	22.63
Tier I risk-based capital ratio	29.78	32.72
Total risk-based capital ratio	30.83	33.61
Allowance for loan losses to total loans	0.94	0.77
Non-performing loans to total loans	2.15	0.16
Non-performing assets to total assets	1.58	0.16

END OF PERIOD BALANCES:
Investment securities	$40,232	$25,570	57.3%
Total loans	284,877	284,254	0.2
Earning assets	350,589	322,903	8.6
Assets	391,812	355,971	10.1
Deposits	257,960	215,689	19.6
Borrowings	55,304	56,829	(2.7)
Stockholders' equity	75,824	80,869	(6.2)

AVERAGE BALANCES:
Investment securities	$38,328	$28,839	32.9%
Total loans	280,757	281,560	(0.3)
Earning assets	339,818	328,351	3.5
Assets	387,461	360,761	7.4
Deposits	258,719	224,254	15.4
Borrowings	49,037	54,188	(9.5)
Stockholders' equity	77,769	80,814	(3.8)